Exhibit 5.16

CONSENT OF EXPERT

I, Robin J. Young, of Western Services Engineering, Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from mineral resource estimates for the Esquel project as at December 31, 2008 (the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Robin J. Young
Name: Robin J. Young, Professional Geologist

Date: March 31, 2009